Computation of Ratios of Earnings to Fixed Charges                 Exhibit 12
The Chase Manhattan Corporation and Subsidiaries

                                                      Quarter Ended                               Year Ended
                                                        March 31,                                December 31,
                                                     ----------------        ----------------------------------------------------
($ in millions)                                      1994        1993        1993        1992        1991        1990        1989
                                                     ----        ----        ----        ----        ----        ----        ----

Earnings:

Net Income (Loss) . . . . . . . . . . . . . .      $  364      $  153      $  966      $  639      $  520      $ (334)     $ (665)
Less:  Cumulative Effect of Change in
      Accounting Principle* . . . . . . . . .          --         500         500          --          --          --          --
                                                    -----       -----       -----       -----       -----       -----       -----
Net Income (Loss) Before Cumulative Effect
   of Change in Accounting Principle  . . . .         364        (347)        466         639         520        (334)       (665)
Less:  Equity in Undistributed Income (Loss)
      of Unconsolidated Subsidiaries and
      Associated Companies  . . . . . . . . .           1           5          36          11         (32)        (40)        (20)
Income Taxes (Benefits) . . . . . . . . . . .         223        (174)        265         186         124         203         196
Fixed Charges Excluding Interest On
  Deposits. . . . . . . . . . . . . . . . . .         624         594       2,670       2,277       1,988       3,190       3,938
                                                    -----       -----       -----       -----       -----       -----       -----
Total Earnings, Excluding Interest On
   Deposits, As Adjusted  . . . . . . . . . .       1,210          68       3,365       3,091       2,664       3,099       3,489
Interest On Deposits  . . . . . . . . . . . .         525         539       2,014       2,935       4,374       5,273       5,080
                                                    -----       -----       -----       -----       -----       -----       -----
Total Earnings, Including Interest On
   Deposits, As Adjusted  . . . . . . . . . .      $1,735      $  607      $5,379      $6,026      $7,038      $8,372      $8,569
                                                    -----       -----       -----       -----       -----       -----       -----
Fixed Charges:

Interest Expense and Amortization of Debt
   Discount and Issuance Costs,
      Excluding Interest On Deposits  . . . .      $  606      $  575      $2,591      $2,205      $1,920      $3,115      $3,860
One-Third of Net Rental Expenses. . . . . . .          18          19          79          72          68          75          78
                                                    -----       -----       -----       -----       -----       -----       -----
Total Fixed Charges For Ratio, Excluding
   Interest On Deposits . . . . . . . . . . .         624         594       2,670       2,277       1,988       3,190       3,938
Interest On Deposits. . . . . . . . . . . . .         525         539       2,014       2,935       4,374       5,273       5,080
                                                    -----       -----       -----       -----       -----       -----       -----
Total Fixed Charges For Ratio, Including
   Interest On Deposits                            $1,149      $1,133      $4,684      $5,212      $6,362      $8,463      $9,018
                                                    -----       -----       -----       -----       -----       -----       -----
Ratio Of Earnings To Fixed Charges:

Excluding Interest On Deposits  . . . . . . .        1.9x          **        1.3x        1.4x        1.3x          **          **
Including Interest On Deposits  . . . . . . .        1.5x          **        1.1x        1.2x        1.1x          **          **
                                                    -----       -----       -----       -----       -----       -----       -----

*  Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 in the first  quarter of 1993.
** For the quarter ended March 31, 1993 and the years ended December 31, 1990 and 1989, earnings did not cover fixed charges by
   $526 million, $91 million and $449 million, respectively, primarily as a result of large additions to the Reserve for Possible
   Credit Losses and special charges.


For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the quarter ended March 31, 1993 and the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments.





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